Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

between

ONCOLOGY VENTURE A/S

and

SMERUD MEDICAL RESEARCH INTERNATIONAL AS

Dated as of June 26, 2020

i

ii

Section 14.9 Further Assurances	41
Section 14.10 Injunctive Relief	41
Section 14.11 Jointly Prepared	41
Section 14.12 Assignment	41
Section 14.13 Relationship of Parties	42
Section 14.14 Force Majeure	42
Section 14.15 Severability	42
Section 14.16 Third-Party Beneficiaries	42
Section 14.17 Expenses	42

LIST OF EXHIBITS

A	Clinical Development Plan
B	Products and DRP Biomarkers
C	Press Release

LIST OF SCHEDULES

1	Major Countries
2	Patents
3.6	Manufacturing
6.1	Prior Work
10.2(a)	Ownership
10.2(d)	Third Party Obligations
10.5	Term Obligations

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of June 25, 2020 (the “Execution Date”), between Oncology Venture A/S, a company organized and existing under the laws of Denmark, whose principal place of business is located at Venlighedsvej 1, DK-2970 Hoersholm, Denmark (“OV”)

and

Smerud Medical Research International AS, a company organized and existing under the laws of Norway, whose principal place of business is located at P.O. Box 81, Skøyen, N-0212 Oslo, Norway (“SMERUD”).

RECITALS

A. OV owns and controls certain exclusive, global rights in and to the clinical- stage cancer drugs LiPlaCis® and 2X-111. LiPlaCis® is a Phase 2-stage cancer drug that is a targeted, liposomal formulation of chemotherapeutic cisplatin (“LiPlaCis®”). LiPlaCis® has previously undergone Phase 2 clinical development for the treatment of late-stage, metastatic breast cancer in selected patients. 2X-111 is a Phase 2-stage cancer drug that is a targeted, liposomal formulation of chemotherapeutic doxorubicin (“2X-111”). 2X-111 has previously undergone Phase 2 clinical development for the treatment of brain metastases of breast cancer and primary glioblastoma in selected patients. LiPlaCis® and 2X-111 may each be referred to herein individually as a “Licensed Drug” and collectively referred to herein as the “Licensed Drugs.”

B.   OV has previously used a proprietary Drug Response Predictor (DRP®) biomarker for cisplatin (as active substance) to screen and select patients for enrollment in and treatment in its Phase 2 trial of LiPlaCis®. OV has planned to use a proprietary DRP® biomarker for doxorubicin (as active substance) to screen and select patients for enrollment and treatment in Phase 2 trials of 2X-111. The applicable DRP® marker for each of LiPlaCis® and 2X-111 as more specifically set forth on Exhibit B may be referred together as the “DRP Biomarkers.” Licensed Drugs and the DRP Biomarkers are collectively referred to herein as the “Licensed Assets.”

B. OV and SMERUD jointly desire to establish a licensing and collaborative relationship directed towards further clinical development of the Licensed Drugs.

C.   OV is willing to grant to SMERUD an exclusive license under the OV Intellectual Property for the Licensed Drugs and the use of the DRP Biomarkers for such Licensed Drugs, all subject to the conditions set forth in, and pursuant to, this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement, OV and SMERUD hereby agree as follows.

ARTICLE 1

Definitions and Rules of Construction

The definitions and rules of constructions set forth below shall apply throughout this Agreement.

Section 1.1 Definitions.

“Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a patient in any Clinical Trial who has received a Licensed Drug, medical device or placebo, and that does not necessarily have a causal relationship with such Licensed Drug, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Licensed Drug, whether or not related to such Licensed Drug.

“Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this definition, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question; provided, however, that if local Applicable Law requires a minimum percentage of local ownership of less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local Applicable Law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Annual Net Sales” means, on a Product-by-Product basis, total Net Sales by the Selling Parties in the Territory of such Licensed Drug in a particular Calendar Year.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority, including Regulatory Laws.

“Business Day” means a day on which banking institutions in both Oslo, Norway and Copenhagen, Denmark are open for business, excluding any Saturday or Sunday.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party or any Parent Corporation not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or Parent Corporation or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

“Clinical Development Plan” means the development plan governing the Phase 2 Clinical Trials to be conducted by SMERUD with respect to the Licensed Drugs, the initial draft of which is attached to this Agreement as Exhibit A.

“Clinical Trials” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

“Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither of the Licensed Drugs nor generic compositions of matter equivalents thereof.

“Commercialization” means any and all activities of marketing, promoting, distributing, offering for sale or selling the Product in the Field in the Territory, including, for example, marketing, branding, pricing, distribution, sales, obtaining health insurance reimbursement coverage, market research, business analytics, pharmacovigilance and medical affairs activities, pre-commercial launch market development activities conducted in anticipation of Regulatory Approval to sell or market the Product, seeking pricing and reimbursement approvals for the Product (if applicable), preparing advertising and promotional materials, sales force training, and all interactions and correspondence with a Regulatory Authority regarding Clinical Trials commenced following Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means with respect to the performing Party, a level of efforts and resources, not less than reasonable efforts and resources, that is consistent with the efforts and resources that OV or SMERUD, as applicable, typically devotes to a product or compound owned by it or to which it has rights of the type it has hereunder, or similar market potential at a similar stage in the development or product life thereof, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, the pricing and launching strategy for the respective product, difficulty in developing or manufacturing the Licensed Drugs, competitiveness of alternative Third Party products in the marketplace, the Patent or other proprietary position of the Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), the regulatory requirements involved and the potential profitability, cost, market share, price or reimbursement to the performing Party of the Product marketed or to be marketed.

“Competitive Product” means, other than the Product, any pharmaceutical product (i) that contains any formulation of cisplatin or doxorubicin as an active ingredient(s) (including an active moiety) as such approved Product; (ii) is approved for use in such country pursuant to (a) Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or any amended or successor abbreviated route of approval, or (b) any Laws or abbreviated routes of approval in any other countries worldwide that are comparable to those described above; and (iii) is sold in the same country as such Product by any Third Party that is not a sublicensee or assignee of SMERUD or its Affiliates and did not purchase such product in a chain of distribution that included any of SMERUD or any of its Affiliates or its sublicensees or assignees; it being agreed and understood that a pharmaceutical product that is AB-rated in the United States to the applicable Product shall be a Competitive Product with respect to such Product.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party (other than a Future Acquirer), that such Party or its Affiliates (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, provided that any intellectual property Controlled by a Future Acquirer of a Party shall not be treated as “Controlled” by such Party for purposes of this Agreement. Notwithstanding the foregoing, with respect to any intellectual property acquired after the Execution Date for which a Party will be required to make payments to any Third Party in connection with the access, licenses and sublicenses granted to the other Party under this Agreement, such intellectual property shall not be treated as “Controlled” by the licensing Party except to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as mutually agreed between the Parties in good faith).

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Product, that the manufacture, use, offer for sale, sale or importation of the Product would infringe a Valid Claim of such Patent in the country in which such activity occurred, but for the licenses granted in this Agreement (or ownership thereof).

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the applicable indemnified party, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a claim by such Third Party.

“Data” shall mean all data and information generated, collected or filed, in relation to research and development activities specifically describing the Product in the Field in the Territory, including toxicology data, pharmacological data, non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data (excluding the closed portion of any drug master file), adverse event and pharmacovigilance data, marketing data, pharmaco-economic data, branding and naming research reports, and all CMC data (including CMC (chemistry, manufacturing and control) development reports).

“Development” means all activities related to research, preclinical testing, clinical development efforts, test method development and stability testing, assay development, toxicology, formulation, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials) and clinical study regulatory activities, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing with respect to the Product. Development shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

“DRP Biomarker Patents” means those Patents listed on Schedule 2 attached hereto under the heading “DRP Biomarker Patents” owned or Controlled by OV or its Affiliates as of the Execution Date and during the Term that: (a)(i) claims or Covers any OV Know-How and/or the Product for DRP Biomarkers, and (ii) is necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) does not specifically describe or reference a Product or exploitation of a Product in the Field. For clarity, a DRP Biomarker Patent owned or Controlled by OV or its Affiliates that arises after the Execution Date cannot also be a Licensed Drug Patent.

“EMA” means the European Medicines Agency, and any successor entity thereto.

“FDA” means the United States Food and Drug Administration (or any successor agency having the administrative authority to grant Regulatory Approval in the United States).

“Field” means, with respect to 2X-111, as of the Effective Date, the central nervous system (the “CNS”) and/or cerebrocardiovascular drug application, including the (preventative) treatment of peripheral effects of agents causing CNS disease or symptoms; and with respect to LiPlaCis®, the analysis and treatment of all cancers in human beings and animals.

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law, including where any event, incident or circumstance has occurred that may result in the need for a recall from the market, market suspension or market withdrawal of the Product by a Party in the Territory.

“First Commercial Sale” means, with respect to a Product and any country in the Territory, the first sale of such Product under this Agreement by a Selling Party for use in the Field to a Third Party in such country, after such Product has been granted Regulatory Approval for distribution, marketing and sale (in each case to the extent required by Applicable Laws) in the Field by the competent Regulatory Authorities in such country. For avoidance of doubt, First Commercial Sales exclude transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes.

“Force Majeure” means any war, revolution, civil commotion, act of terrorism, blockade, epidemic, quarantine, embargo, labor strike or lock-out, scarcity of raw materials, flood, fire, earthquake, tsunami, nuclear disaster, unforeseen change in Applicable Law or similar event that is beyond the reasonable control of the Party affected.

“Future Acquirer” means the Third Party to any Change of Control transaction and any of such Third Party’s Affiliates.

“Good Clinical Practices” or “GCP” means the then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), as each may be amended and/or updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be amended and/or updated from time to time).

“Good Manufacturing Practices” or “GMP” means all applicable then-current standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended and/or updated from time to time, and (b)    all Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of any Product, as applicable.

“Governmental Authority” means in any country the government entity having authority over the manufacturing, marketing, selling, pricing, reimbursement, testing, investigating or regulating of the Product, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board (IASB).

“IND” means an Investigational New Drug application, Clinical Trial Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority.

“Insolvency Event” means that the Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for sixty (60) consecutive days, or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made a general assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Inventions” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is discovered, generated or invented (whether patentable or not) in the course of activities performed under this Agreement.

“Joint Know-How” means any Know-How that is conceived or developed or, in the case of Patentable Know-How, including any Inventions, in the course of SMERUD’s and OV’s joint performance of activities under this Agreement.

“Joint Intellectual Property” means the Joint Know-How and the Joint Patents, and all intellectual property rights therein.

“Joint Patent” means any Patent that Covers Joint Know-How.

“Know-How” means (a) any research information (including trade secrets, inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithm and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Knowledge” means knowledge after reasonable due inquiry with respect to the applicable facts and information.

“Licensed Drug Patents” means those Patents listed on Schedule 2 attached hereto under the heading “Licensed Drug Patents” as well as any Patent, other than the DRP Biomarker Patents, owned or Controlled by OV or its Affiliates as of the Execution Date and during the Term that: (a)(i) claims or Covers any OV Know-How and/or the Product, and (ii) is necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) specifically describes or references a Product or exploitation of a Product in the Field. For clarity, a Licensed Drug Patent owned or Controlled by OV or its Affiliates that arises after the Execution Date cannot also be a DRP Biomarker Patent.

“Major Country” means the countries listed hereto on Schedule 1.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, package, store, label, supply and ship a Product, in accordance with applicable packaging, controls industry standards, GMPs, Applicable Laws, and the Product's specifications.

“Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval in the European Union to market a product in any country, whether filed with the EMA under the centralized EMA filing procedure or a Regulatory Authority in any country in the European Union or any former country of the European Union.

“NDA” means a “New Drug Application,” as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Product, which are necessary for gaining Regulatory Approval to market and sell Product in the relevant jurisdiction.

“Net Sales” means, on a country-by-country and Product-by-Product basis in the Territory, with respect to any period for each country, the gross amounts invoiced by SMERUD, its Affiliates or its or their sublicensees or assignees (each, a “Selling Party”), as applicable, to Third Parties (who are not sublicensees or assignees) for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country: (a) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods, which discounts are applied on a basis consistent with the selling Person’s practices with respect to the selling Person’s other pharmaceutical products; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, excise, turnover, inventory, value-added, import, export, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, REMS compliance costs and other transportation costs incurred in shipping such Product; (e) amounts paid or credited to customers for bona fide inventory management services; and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product. Net Sales will be determined in accordance with IFRS. Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties.

Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a non-sublicensee and non-assignee Third Party. If non-monetary consideration is received by a Selling Party for the Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Product, as applicable, as determined by the Parties in good faith.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the applicable Product as the sole therapeutically active ingredient; and “B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

“Order” means any award, injunction, judgment, decree, order, ruling, verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the Product hereunder and have been recorded in accordance with either U.S. generally accepted accounting principles or International Financial Reporting Standards, as designated and used by the applicable Party in preparing its financial statements from time to time.

“OV Intellectual Property” means OV Patents and OV Know-How. The Parties understand and agree that any Patents, Know-How and/or Inventions related to the DRP Biomarkers, and any new DRP® biomarker created for any Product, shall always be considered “OV Intellectual Property” hereunder.

“OV Patents” means the DRP Biomarker Patents and the Licensed Drugs Patents.

“OV Know-How” means Know-How owned or Controlled by OV or its Affiliates as of the Execution Date or during the Term of this Agreement that is necessary or useful to Develop, Manufacture, or Commercialize the Product in the Field in the Territory.

“Parent Corporation” means any Person which owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities of any Party.

“Party” means OV and/or SMERUD, as the context requires.

“Patent” means any and all (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in- part, divisions, renewals, and all patents granted thereon; (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing.

“Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and Governmental Authorities).

“Phase 1 Clinical Trial” means (a) both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial, or (b) a single trial that may contain elements of both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial.

“Phase 1a Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

“Phase 1b Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a further determination of safety and pharmacokinetics (including exploration of trends of a biomarker-based or clinical endpoint-based efficacy relationship to dose which are not designed to be statistically significant) of the compound whether or not in combination with concomitant treatment after an initial Phase 1a Clinical Trial, prior to commencement of Phase 2 Clinical Trials or Phase 3 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial or a Phase 3  Clinical Trial with Regulatory Authorities, or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Product” means all preparations, compositions and formulations of the Licensed Drugs (each as more specifically described on Exhibit B), together with all current and future formulations, versions, compositions and presentations of product, together with any improvements or modifications, that use either Licensed Drug as its active pharmaceutical ingredient alone or in combination with other therapeutically or prophylactically active pharmaceutical ingredients as part of a Combination Product.

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, delivery, effectiveness or performance of the Product after it is released by SMERUD for distribution.

“Proprietary Information” means a Party's trade secrets, know-how, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses Commercially Reasonable Efforts to protect.

“Prosecute” or “Prosecution” means, with respect to Patents, the preparation of, filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) filed by Third Parties against, and maintaining, Patents.

“Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country or regulatory jurisdiction necessary to develop, manufacture, distribute, sell or market a Product in that country or regulatory jurisdiction (including without limitation all applicable pricing and reimbursement approvals in any country or regulatory jurisdiction in the Territory, other than the United States, whether or not required under Applicable Laws (all such applicable pricing and reimbursement approvals, “Pricing and Reimbursement Approval”)).

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Regulatory Approval or in administering Regulatory Laws in that country or jurisdiction.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations, approvals (including all Regulatory Approvals), and correspondence (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents) submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical, preclinical trials and Clinical Trials, tests and biostudies, relating to the use of the Product in the Field, or as required for regulatory purposes (including all Regulatory Approvals) and all Data contained in any of the foregoing, including all INDs, NDAs and Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data and records, drug master files, inspection reports, Data from Clinical Trials, the SMS Oncology Report (for 2X-111), adverse event files and complaint files, in each case related to the Product in the Field, or as required for regulatory purposes.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for Product Complaints or Adverse Events, or relating to Field Actions or similar regulatory matters.

“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Product in such country and expiring upon the latest of (a) the expiration of the last Valid Claim of a Patent within (i) the OV Intellectual Property and/or (ii) the Joint Intellectual Property in such country (if, but only if, such Joint Intellectual Property arose from activities under the Clinical Development Plan), or (b) the fifteenth (15th) anniversary of the date of First Commercial Sale of such Licensed Drug in such country.

“Selling Party” shall have the meaning set forth in the definition of “Net Sales” herein.

“Territory” means worldwide.

“Third Party” means any Person other than the Parties and their Affiliates.

“Trial Master Files” means all documents, in paper and electronic format, related to clinical trial applications and other Regulatory Documentation for Licensed Drugs and including available detailed documents of associated DRP Biomarkers.

“US” or “United States” means the United States of America.

“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than seven (7) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent and that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; it being understood and agreed that “Valid Claims” shall only apply to claims for the composition of matter or method of use of a Product in the Field. For clarity, a claim of a patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. A Product is “Covered” by a Valid Claim if its registration, manufacture, use, sale, offer for sale, marketing, Commercialization, distribution, importation or exportation by SMERUD in a given country in the Territory would, but for the rights granted by OV to SMERUD under this Agreement, infringe such Valid Claim.

Section 1.2 Terms Defined Elsewhere in this Agreement.

Capitalized terms defined in other provisions of this Agreement shall have the meanings specified therein. Those terms include the following:

Term	Section

SMERUD	Preamble
SMERUD Indemnified Parties	Section 9.2(a)
Additional Third Party License	Section 6.2(e)
Agreement	Preamble
Auditee	Section 12.2(e)
Audit Rights Holder	Section 12.2(e)
Audit Team	Section 12.2(a)
Business Program	Section 5.2
Claim	Section 9.1
Confidential Information	Section 11.1(a)
Development Milestone Events	Section 6.3
Dispute	Section 14.3
Execution Date	Preamble
ICC	Section 14.3
Infringement Claim	Section 8.5
OV	Preamble
OV Indemnified Parties	Section 9.1
OV Know-How	Section 8.1(c)
OV Patents	Section 8.1(c)
OV Technology	Section 8.1(c)
Recovery	Section 8.4(a)
Rules	Section 14.3
Term	Section 13.1
Unanimous Matters	Section 3.1(d)

Section 1.3 Rules of Construction.

(a) Elements of this Agreement. When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated.

(b) Meaning of “Include” and Variations Thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

(c) Use of Pronouns. Pronouns, including “he,” “she” and “it,” when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d) Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e) Variations on Terms. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

(f) Currency References. All references to “dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

ARTICLE 2

Grant of Rights

Section 2.1 Grant of OV Intellectual Property and Retention of Rights.

(a) During the Term, subject to the terms and conditions of this Agreement (including Section 6.4), OV, on behalf of itself and its Affiliates, hereby grants to SMERUD and SMERUD’s Affiliates an exclusive (even as to OV), royalty-bearing right and license under the OV Intellectual Property to (i) develop, have developed, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize the Licensed Drugs in the Field in the Territory and (ii) to use the applicable DRP Biomarker for clinical and commercial use as a companion diagnostic for the applicable Licensed Drug in the Field in the Territory as set forth on Exhibit B.

(b) OV, on behalf of itself and its Affiliates, hereby grants SMERUD and SMERUD’s Affiliates a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Licensed Assets owned or Controlled by OV or its Affiliates as of the Execution Date and during the Term for all uses in connection with (i) the Development, Manufacturing and Commercialization of Licensed Drugs in the Field in the Territory and (ii) use of the applicable DRP Biomarker for clinical and commercial use as a companion diagnostic for the applicable Licensed Drug in the Field in the Territory as set forth on Exhibit B.

Section 2.2 Sublicenses. SMERUD shall have the right to grant sublicenses with respect to SMERUD’s rights and obligations under this Agreement to any Affiliates of SMERUD. SMERUD shall not have the right to grant sublicenses with respect to SMERUD’s rights and obligations under this Agreement to any Third Parties; except (a) with the prior written consent of OV, not to be unreasonably withheld, or (b) in connection with the sale of all or substantially all, of SMERUD or its assets to a Third Party. For clarity, OV shall not withhold approval if the Third Party (y) has revenues of at least USD $100 million per year (based upon its most-recently completed audited financial statements) or a listed public market capitalization of at least USD $400 million (based upon trading on a recognized national securities exchange) and (z) undertakes to assume all SMERUD’s obligations to OV under this Agreement. SMERUD shall remain responsible for performance of this Agreement, unless the Parties mutually agree that in connection with any sale or license of the Licensed Drugs to any Third Party, as described in the immediately preceding sentence, a Third Party will assume all obligations under this Agreement pursuant to a definitive, written agreement.

Section 2.3 Creation of Holding Companies. As a condition subsequent of OV granting to SMERUD the license under OV Intellectual Property, SMERUD will create a new, spin-out company, or two new, spin-out companies, one for each of the respective Licensed Drugs and associated DRP Biomarker (the “NewCo” or “NewCos”) in order to advance the clinical development of Licensed Assets and in order to secure investment capital to support such development. NewCo will be organized under the laws of Norway. SMERUD will sublicense SMERUD’s rights in the Licensed Assets to the respective NewCo. SMERUD shall remain responsible for performance of this Agreement following any and all sublicensing.

Section 2.4 Financing. Within six (6) months of the Execution Date, SMERUD or NewCo will raise no less than [***] in financing to support and advance the Clinical Development Plans for both Licensed Drugs or at least [***] (the “Minimum Funding”) to support and advance the Clinical Development Plan for only one selected Licensed Drug. SMERUD or NewCo will confirm the achievement of raising these funds by providing OV with financial statements within thirty (30) days following any such financing. The funding may comprise a mix of investment capital, grant funding and Third Party partnership funding. The Minimum Funding shall be used exclusively to Develop, Manufacture and Commercialize the Licensed Drugs and shall not be used towards any other SMERUD drug development programs. The Minimum Funding is in addition to the value of the in-kind CRO services that SMERUD will contribute in advancing the Licensed Drugs and conducting the Clinical Development Plan.

ARTICLE 3

Product Development

Section 3.1 Quarterly Meetings. The Parties will meet quarterly in person or by video or telephone conference to discuss the progress of the Clinical Development Plan, the regulatory strategy for the Licensed Drugs, and the performance of such other Development functions set forth in this Agreement. These meetings will be advisory only, and SMERUD shall have the sole right, in its own discretion, to accept or deviate from guidance discussed in these meetings, subject to the requirements of this Agreement and the Clinical Development Plan(s).

Section 3.2 Development. SMERUD (directly or through one or more Affiliates and/or sublicensees) shall be responsible for, and use Commercially Reasonable Efforts to, obtain Regulatory Approval for the Product in the Field in the Major Countries, pursuant to the Clinical Development Plan. Subject to the terms and conditions of this Agreement, SMERUD shall bear one hundred percent (100%) of all costs and expenses associated with the Development of Product.

Section 3.3 Transfer. Within thirty (30) days after the Execution Date, OV shall disclose and provide to SMERUD, at OV’s cost, all tangible embodiments of data and information concerning the OV Intellectual Property, Regulatory Documentation and Data (including as applicable (a) all safety data for the Product and (b) by providing reasonable assistance with respect to the transfer of ownership, control and sponsorship, as applicable, of any INDs relating to the Product, as well as preclinical and clinical data, manufacturing and CMC data, in its Control as of the Execution Date necessary or useful for developing, making, using or selling Products in the Territory).

Section 3.4 Assistance. During the Term, OV will cooperate with SMERUD to provide reasonable assistance requested by SMERUD to facilitate the transfer of (a) ownership, control and sponsorship, as applicable, of any INDs relating to the Product, (b) Development, Manufacture and Commercialization responsibilities to SMERUD as required under this Agreement, including providing reasonable assistance with respect to regulatory and Manufacturing transition matters related to Product, and (c) the Know-How licensed to SMERUD under Section 2.1, including without limitation preclinical and clinical data, manufacturing and CMC data, in its Control as of the Execution Date critical to, necessary or useful for developing, making, using or selling Product in the Territory. Such cooperation will include providing SMERUD with reasonable access by teleconference or in-person to OV personnel involved in the research, Development and Manufacture of Licensed Drugs. Only if and to the extent requested by SMERUD, OV shall provide SMERUD with a reasonable level of assistance and consultation in connection with the assistance described in this Section 3.4. SMERUD shall pay a fair compensation for OV’s assistance and consulting activities which have been mutually pre-agreed by the Parties (including Out-of-Pocket Costs).

Section 3.5 Pharmacovigilance. SMERUD will deploy and administer any safety monitoring activity implemented for the Product in the Territory, and be responsible for all pharmacovigilance activities for the Product in the Territory. In addition:

(a) OV shall cooperate with SMERUD and share information concerning the pharmaceutical safety of Product, including any Product complaints, adverse event information and safety data from clinical studies that shall become in its possession and control during the Term. OV shall promptly advise SMERUD of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Product and any actions taken in response to such information, as such actions may be required for OV’s and SMERUD’s compliance with pharmacovigilance requirements towards Third Parties.

(b) Subject to any obligations owed by SMERUD to Third Parties, SMERUD shall cooperate with OV and share information concerning the pharmaceutical safety of Product, at OV’s expense, including any Product complaints, adverse event information and safety data from clinical studies that shall become in its possession and control during the Term. SMERUD shall promptly advise OV of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Product and any actions taken in response to such information, as such actions may be required for SMERUD’s and OV’s compliance with pharmacovigilance requirements towards Third Parties.

(c) SMERUD shall be solely responsible for reporting all adverse drug experiences associated with the Product in the Territory, and for establishing, holding and maintaining the global safety database for Product. OV shall provide SMERUD with all Product complaints, adverse event information and safety data from clinical studies that are in its possession and control and that are necessary or desirable for SMERUD to comply with all Applicable Laws with respect to Product, as such actions may be required for OV’s and SMERUD’s compliance with pharmacovigilance requirements towards Third Parties.

Section 3.6 Manufacturing. SMERUD shall be solely responsible for Manufacturing and supplying Product in the Territory and shall be entitled to identify and manage Third Party contract manufacturers, as well as lead all supply chain management and quality control activities. OV hereby agrees to transfer to SMERUD all of the inventory of Licensed Drugs hereunder held by OV on the Execution Date (including raw materials, intermediates, and finished, unfinished, or partially finished goods) in the Territory at SMERUD’s expense. For clarity, SMERUD shall be responsible for costs relating to the transportation and transfer of the materials described in the preceding sentence, but SMERUD shall not be responsible for any historical costs related to the manufacturing or storage of the materials. OV shall provide SMERUD with a copy of any current manufacturing agreements and all historic correspondence and a supplier audit history with each current manufacturer of the Licensed Drugs. OV agrees to and shall assist SMERUD with (i) the potential establishment of a manufacturing agreement for LiPlaCis with Alidac Pharmaceutical (the existing manufacturer in India), and (ii) the potential establishment of a manufacturing agreement for 2X-111 with TTY BioPharm (a prior manufacturer in Taiwan). OV shall transfer to SMERUD ownership of the manufacturing equipment listed in Schedule 3.6 at no cost to SMERUD.

Section 3.7 No Other Rights. OV and SMERUD each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to technology, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved.

Section 3.8 Bankruptcy. This agreement shall be subject to Applicable Law, including Danish and Norwegian bankruptcy law.

Section 3.9 No Representation. Subject to the foregoing obligation to use Commercially Reasonable Efforts, neither Party makes any representation, warranty or guarantee that the Product will be successful, or that any other particular results will be achieved with respect to the Product hereunder.

ARTICLE 4

Commercialization Activities.

Section 4.1 Commercialization Responsibilities. Subject to the terms and conditions of this Agreement, SMERUD will be responsible, at its own cost, for all Commercialization activities for the Product in the Field in the Territory, including all costs and expenses relating thereto. Within forty-five (45) days after the end of each Calendar Quarter beginning with the Calendar Year in which the First Commercial Sale is made in a country following receipt of Regulatory Approval in such country, SMERUD shall deliver to OV a report setting forth for the previous Calendar Quarter the Selling Parties’ gross sales and Net Sales in the Territory on a country-by-country basis, and inventory levels. SMERUD shall have sole discretion to establish the pricing and other terms and conditions of sale of the Product to its customers.

ARTICLE 5

Non-Compete.

Section 5.1 Non-Compete. Except as contemplated under this Agreement with respect to the Product, neither Party nor its Affiliates shall, at any time during the Term, either on its own behalf or through any Affiliate or Third Party, directly or indirectly make, market, promote, sell, offer for sale, import, export or otherwise Commercialize any pharmaceutical product that contains any formulation of any Licensed Drug, or variants of the same, as the active ingredient in the Field in the Territory.

Section 5.2 Change of Control Exception. Notwithstanding Section 5.1, if a Change of Control occurs with respect to a Party and, in each case, the Third Party (or any of such Third Party’s then-existing Affiliates) already has, or the acquired assets contain, as applicable, a program that existed prior to the Change of Control that would otherwise violate Section 5.1 at the time of such Change of Control (a “Business Program”), then such Third Party (or such Third Party’s Affiliate) or such Party, as applicable, shall be permitted to continue such Business Program after the closing of such Change of Control and such continuation shall not constitute a violation of Section 5.1 provided that (i) neither the OV Intellectual Property nor the Joint Intellectual Property shall be used in the Business Program, and (ii) the research or development activities required under this Agreement shall be segregated from any research or development activities directed to such Business Program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel to perform the activities under this Agreement and the activities covered under such Business Program. The Party undergoing the Change of Control shall adopt reasonable procedures to limit the dissemination of the other Party’s Confidential Information to only those personnel having a need to know such Confidential Information in order for such Party or the Third Party, as applicable, to perform its obligations or to exercise its rights under this Agreement, including adopting reasonable procedures and policies that prohibit and limit the use and disclosure of such Confidential Information in a competitive manner against the other Party and its Affiliates, and adopting reasonable procedures and policies that prohibit or limit such Confidential Information from being disclosed to or used by any Person who is also working on or making scientific, intellectual property or commercial decisions regarding the Product at the time of receipt or use of any such Confidential Information, or within three (3) years following receipt or use of any such Confidential Information.

ARTICLE 6

Payments

Section 6.1 Upfront Payment. In consideration of any and all payments OV may owe SMERUD for prior work conducted by SMERUD on the LiPlaCis® and/or Apo010 projects as more specifically described on Schedule 6.1 (the “Prior Work”), OV shall waive any upfront fee, and reduce development milestone fees, otherwise payable upon signing the Definitive Agreement. All payments OV may owe to SMERUD for Prior Work conducted by SMERUD will be deemed paid-in-full. For clarity, the Prior Work will include work conducted under EuroStars or other grant programs through conclusion of those grant programs, but the above consideration shall not affect any payments owed by OV to SMERUD for prior work conducted on projects other than LiPlaCis and Apo10.

Section 6.2 Royalties.

(a) Product Royalties. SMERUD shall pay OV royalties on Annual Net Sales equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate for such portion during the applicable Royalty Term for each Licensed Drug:

LiPlaCis®
Annual Net Sales	Royalty Rate
Annual Net Sales above $0, up to and including Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]
Annual Net Sales above Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]

2X-111
Annual Net Sales	Royalty Rate
Annual Net Sales above $0, up to and including Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]
Annual Net Sales above Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]

(b) Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for the Product in a given country, no further royalties will be payable in respect of sales of Product in such country and, thereafter the license granted to SMERUD hereunder with respect to Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

(c) Royalty Term; Reduction. SMERUD’s royalty obligations to OV under Section 6.2 shall be on a country-by-country basis for the applicable Royalty Term in such country; provided that the royalty amounts payable with respect to Annual Net Sales shall be reduced on a country-by-country basis, to [***]of the amounts otherwise payable pursuant to Section 6.2(a), during any portion of the Royalty Term in which there is not at least one (1) Valid Claim of a Patent within the OV Intellectual Property that Covers such Product in such country. Only one royalty shall be payable by SMERUD to OV for each sale of a Product. For avoidance of doubt, for countries in which there shall be at least one (1) Valid Claim of a Patent within the OV Intellectual Property that Covers such Product, the aforementioned reduction shall not be applicable.

(d) Royalty Reduction for Competitive Product Competition. If, on a Product- by-Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, A Competitive Product(s) has a market share of greater than twenty-five percent (25%) but less than or equal to fifty percent (50%); or A Competitive Product(s) has a market share of more than fifty percent (50%); then the royalties payable with respect to Annual Net Sales pursuant to Section 6.2(a) in such country during such Calendar Quarter shall be reduced by [***] if subsection

(a) applies, and [***] if subsection (b) applies, respectively, of the royalties otherwise payable pursuant to Section 6.2(a). Market share shall be based on the aggregate market in such country of such Product and the Competitive Product(s) (based on sales of units of such Product and such Competitive Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(e) Royalty Reduction for Third Party Payments. If SMERUD or its Affiliates or sublicensees can show by competent proof to OV that a license to Third Party intellectual property rights for the Development, Manufacture, or Commercialization of Product is reasonably necessary to the Commercialization of the Product, then SMERUD or its Affiliates or sublicensees shall negotiate and obtain a license under, or otherwise pay amounts with respect to any litigation regarding, such Third Party’s intellectual property rights (each such Third Party license or payment referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to OV under this Agreement with respect to Annual Net Sales of any Product by SMERUD, its Affiliates or sublicensees in such country will be reduced by [***]of the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue (and be carried forward for use) until all such amounts have been expended.

(f) Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in Sections 6.2 (a), (c), (d) and (e), alone or together, reduce the royalties payable by SMERUD for a given Calendar Quarter pursuant to Section 6.2(a) to less than [***] of the amounts payable by SMERUD for a given Calendar Quarter pursuant to Section 6.2(a). SMERUD may carry over and apply any such royalty reductions which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarter(s), and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter.

(g) Payment of Royalties. SMERUD shall: (a) within forty-five (45) days following the end of each Calendar Quarter in which a royalty payment accrues, provide to OV a report for each country in the Territory in which sales of Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: the number of Product sold; the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with SMERUD’s normal practices used to prepare its audited financial statements for internal and external reporting purposes; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 6.6; and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to OV hereunder in accordance with such royalty report in arrears, within sixty (60) days from the end of each Calendar Quarter in which such payment accrues.

Section 6.3 Milestones. SMERUD shall pay OV the applicable milestones set forth in this Section 6.3. The Parties understand and agree that in no event will more than one (1) milestone payment be paid with respect to any specific event triggering a payment under this Agreement. From and after the effective date of termination, no milestones with respect to the Product shall be payable by SMERUD to OV, except to the extent any amounts are due but unpaid.

(a) Development Milestones. SMERUD shall make the following development milestone payments to OV that are set forth below upon the first achievement by or on behalf of SMERUD, its Affiliates or sublicensees of the Development milestone events (“Development Milestone Events”) set forth below with respect to each Licensed Drug.

LiPlaCis®
Development Milestone Event	Milestone Payments (in $ millions)
Receipt of Regulatory Approval in the United States	[***]
Receipt of Regulatory Approval in the European Union	[***]
Receipt of Regulatory Approval in the Japan	[***]
Receipt of Regulatory Approval in China	[***]

2X-111
Development Milestone Event	Milestone Payments (in $ millions)
Receipt of Regulatory Approval in the United States	[***]
Receipt of Regulatory Approval in the European Union	[***]
Receipt of Regulatory Approval in China	[***]

(c) Payment of Milestones. The development milestones under Section 6.3(a) shall be paid to OV no later than ten (10) Business Days after the respective Development Milestone Event has been achieved by or on behalf of SMERUD, its Affiliates or sublicensees or assignees.

Section 6.4 Third Party License Agreement. OV has entered into a license agreement with LiPlasome Pharma ApS dated as of February 15, 2016, a copy of which has been delivered to SMERUD if requested. OV has entered into a license agreement with 2-BBB Medicines B.V. (“2BBB”) dated as of March 27, 2017, (the “2BBB Agreement”), a copy of which has been delivered to SMERUD if requested. Notwithstanding anything to the contrary contained herein, the inclusion of the license grant and related obligations respecting 2X-111 are conditioned on OV amending the 2BBB Agreement pursuant to a definitive, written amendment. If OV does not enter into the amendment within sixty (60) days following the Effective Date, either Party with thirty (30)   days advanced written notice to the other Party, may terminate the inclusion of all OV Intellectual Property relating to 2X-111 from the grant of the license and the related terms and obligations of this Agreement.

Section 6.5 Additional Payment Terms.

(a) Accounting. All payments hereunder shall be made in U.S. Dollars by wire transfer to a bank designated in writing by OV from time to time. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with SMERUD’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

(b) Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) one and one half percentage points (1.5%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

Section 6.6 Currency Conversion. All amounts payable and calculations under this Agreement will be in U.S. Dollars. As applicable, Net Sales and other payments will be translated into U.S. Dollars on the basis of the average exchange rate published on the internet site of Oanda (http://www.oanda.com) or, if not then available, such other publicly-available currency exchange site, for the thirty-(30-) day period preceding the date of invoice. The exchange rate to be used in the Net Sales Report shall be determined on the basis of the average exchange rate published on the aforementioned internet site of Oanda or other site for the relevant calendar quarter.

Section 6.7 Taxes. SMERUD may withhold from payment made to OV under this Agreement any income tax required to be withheld by SMERUD under the laws of the country or jurisdiction where SMERUD has commercially sold Product. If any tax is withheld by SMERUD, SMERUD shall provide OV receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

ARTICLE 7

Regulatory Matters

Section 7.1 Compliance with Laws. Each Party shall comply in all material respects with all Applicable Laws, including all Regulatory Laws, that pertain to its activities under this Agreement and, except as otherwise provided herein, each Party shall bear its own cost and expense of such compliance.

Section 7.2 Regulatory Approval. In seeking any Regulatory Approval in the Territory, SMERUD shall have primary responsibility for all communications, submissions and interactions with Regulatory Authorities, including serving as sponsor of any required investigational new drug or device applications or exemptions and preparing and submitting the application for Regulatory Approval. OV shall fully cooperate with SMERUD, provide consulting advice on regulatory strategies, communications and submissions, and provide any additional regulatory documentation and data reasonably requested by SMERUD in connection with seeking Regulatory Approval in the Territory. SMERUD shall bear all costs and expenses of obtaining such Regulatory Approval, including a fair compensation for OV’s consulting activities which have been mutually pre-agreed by the Parties (including Out-of-Pocket Costs). SMERUD shall maintain such approval throughout the Term (and bear all associated costs and expenses). SMERUD shall own all and be responsible for preparing, filing and maintaining all regulatory filings and Regulatory Approval that are required for the Development, Manufacture, use, or Commercialization of the Product in the Field in the Territory, provided that: (i) SMERUD shall provide OV with copies of material regulatory submissions to, and material communications with, any Governmental Authority in the Territory and OV shall have the right to review and comment on such submissions and communications, and (ii) SMERUD shall take such actions and otherwise cooperate with OV as may be reasonably requested by OV to enable OV to perform activities assigned to OV under this Agreement.

ARTICLE 8

Intellectual Property

Section 8.1 Ownership of Intellectual Property.

(a) Inventorship. Inventorship of Inventions shall be determined by application of applicable patent law, including Norwegian and Danish patent law.

(b) Joint Intellectual Property. Any Joint Intellectual Property will be owned jointly by SMERUD and OV on an equal and undivided basis, including all rights, title and interest thereto, subject to any assignment, rights or licenses expressly granted by one Party to the other Party under this Agreement. During the Term, SMERUD shall have the exclusive right to use the Joint Intellectual Property to Commercialize the Licensed Drugs in the Field in the Territory. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Intellectual Property by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. To the extent necessary in any jurisdiction to effect the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Intellectual Property for any and all purposes, subject to any licenses granted by one Party to the other under this Agreement.

(c) OV Control. As between the Parties, OV will be the sole, exclusive owner of any intellectual property rights in the DRP Biomarkers, including all Inventions and Know-How related thereto, whether developed before or after the Execution Date, and will retain all of its rights, title and interest thereto.

(d) Cooperation. The determination of whether Know-How and Inventions claimed in Patents that are conceived, discovered, developed or otherwise made or reduced to practice by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Law in the United States. In the event that United States law does not apply to the conception, discovery, development, making or reduction to practice of any Know-How or Patents hereunder, each Party will, and does hereby, assign, and will cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Know-How and Patents as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership as would have been determined under U.S. law unless otherwise provided in this Article 8.

Section 8.2 Patent Filings, Prosecution and Maintenance of OV Intellectual Property and any Joint Intellectual Property.

(a) The Parties agree to cooperate in the Prosecution of all Patents and Patent applications under this Section 8.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the Prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents and Patent applications.

(b) OV shall be entitled to Prosecute any DRP Biomarker Patents and DRP Biomarker Patent applications on a country by country basis, in OV’s name and at OV’s expense, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in each such country in the Territory. OV shall inform and consult with SMERUD regarding the Prosecution of all such DRP Biomarker Patents and DRP Biomarker Patent applications sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of SMERUD’s suggestions or recommendations. Each Party shall pay for its own costs with respect to this consultation.

(c) SMERUD shall be entitled to Prosecute any Licensed Drugs Patents and Licensed Drugs Patent applications on a country by country basis, in SMERUD’s name and at SMERUD’s expense, and to control any interferences, oppositions, reissue proceedings, reexaminations, post- grant proceedings and any other similar proceeding relating thereto, in each such country in the Territory. SMERUD shall inform and consult with OV regarding the Prosecution of all such Licensed Drugs Patents and Licensed Drugs Patent applications sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of OV’s suggestions or recommendations. Each Party shall pay for its own costs with respect to this consultation.

(d) SMERUD shall have the first right (but not the obligation) to Prosecute any Patents and Patent applications for any Joint Intellectual Property, in OV’s name, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in the Territory; provided that the costs of such Prosecution shall be borne equally by the Parties. SMERUD shall inform and consult with OV regarding the Prosecution of all such Joint Intellectual Property sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of OV’s suggestions or recommendations. Each Party shall pay for its own costs with respect to this consultation.

(e) If SMERUD elects in any country not to Prosecute, or elects to abandon any Joint Intellectual Property, or declines to control any related interference, opposition, reissue proceeding, reexamination, post-grant proceeding and similar proceeding, SMERUD shall give OV reasonable written notice to this effect sufficiently in advance (but in any event no later than at least ten (10) days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned) to permit OV, in its sole discretion and expense, to undertake such Prosecution, or to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding, without a loss of rights. If OV does so elect, then SMERUD shall provide such cooperation to OV, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such Patent activities, and shall assign all of its right, title and interest to such Patents, other than its rights thereto provided by this Agreement, to OV electing to pursue such Patent activities. For clarity, OV shall have the right, in its sole discretion, to abandon such Patent at any time after it takes control pursuant to this Section 8.2(e).

(f) Each Party agrees to cooperate with the other with respect to the Prosecution of Joint Intellectual Property and related interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding thereof. If required under Applicable Law in order for the prosecuting Party to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding relating to the Joint Intellectual Property, the other Party shall join as a party to such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding.

Section 8.3 Extensions of Patent Term for Product. OV shall be obliged, to seek, in OV’s name if so required, patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law with respect to any Licensed Drug Patent in the Territory; it being understood and agreed that, if OV seeks a patent term extension, then SMERUD agrees to cooperate with respect to any measures required by Applicable Law for OV to obtain such extension. OV, its agents and attorneys will give due consideration to all suggestions and comments of SMERUD regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event or a disagreement between the Parties, OV shall have the final decision making authority. For clarity, any such extended Patent will remain included in the definition of Valid Claim for purposes of extending the Term.

Section 8.4 Enforcement of OV Intellectual Property and Joint Intellectual Property.

(a) If either Party learns of any infringement or violation by a Third Party of any OV Intellectual Property or Joint Intellectual Property in the Territory, whether or not within the Field, it shall notify the other Party as soon as practicable. Thereafter, SMERUD shall have the sole right (but not the obligation) at its own cost to take the appropriate steps to enforce or defend any Licensed Patents in the Field and/or Joint Intellectual Property, as applicable, against Third Parties. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any Licensed Patent and/or Joint Intellectual Property (a “Recovery”) recovered by either Party will be forwarded to SMERUD (if not then previously paid to SMERUD) and any such Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 8.3(a) will be allocated first to the costs and expenses of the enforcing or defending Party, and second, all remaining Recoveries shall be deemed to be Net Sales.

(b) If SMERUD brings any suit, action or proceeding under this Section 8.4, OV agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give SMERUD reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that SMERUD will not be required to transfer any right, title or interest in or to any property to OV to confer standing on OV hereunder. OV will provide reasonable assistance to SMERUD, including by providing access to relevant documents and other evidence and making its employees available, subject to SMERUD’s reimbursement of any reasonable Out-of-Pocket Costs incurred by OV in providing such assistance.

Section 8.5 Defense of Infringement Claims of OV Intellectual Property and Joint Intellectual Property. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Licensed Drugs infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. With respect to any Infringement Claim in the Field in the Territory, the Parties shall negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such Infringement Claim with the Third Party within thirty (30) days after receipt of the notice pursuant to the notice pursuant to this Section 8.5, then subject to indemnification requirements of ARTICLE 9, the following shall apply:

(a) In the case of any such Infringement Claim against either Party individually or against both SMERUD and OV, in each case, with respect to the Licensed Drug in the Field in the Territory, then SMERUD shall have the first right (but not the obligations) to assume control of the defense of such Infringement Claim, at its own expense. OV, upon request of SMERUD and if required by Applicable Law, agrees to join in any such litigation at SMERUD’s expense, and in any event to reasonably cooperate with SMERUD at SMERUD’s expense. OV will have the right to consult with SMERUD concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which OV is a party, at its own expense.

SMERUD shall have the exclusive right to settle any Infringement Claim against SMERUD alone or both Parties without the consent of OV at SMERUD’s sole expense, unless such settlement shall impose any financial burden on OV or have any adverse impact upon OV’s intellectual property rights (in which case the consent of OV shall be required). If SMERUD fails to assume control of the defense of such Infringement Claim, OV shall have the right (but not the obligation) to control the defense of such Infringement Claim, and SMERUD upon request of OV and if required by Applicable Law, agrees to join in any such litigation at OV’s expense.

(b) If either Party individually shall control of the defense of any such Infringement Claim described in this Section 8.5, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with the controlling Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the controlling Party, at the controlling Party’s cost, such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

ARTICLE 9

Indemnification

Section 9.1 Indemnification by OV.

(a) Scope. OV shall indemnify and hold harmless SMERUD and its Affiliates and their respective, directors, officers, employees and agents (collectively, the “SMERUD Indemnified Parties”) from and against any and all Damages, arising out of or resulting from any claim, demand, action, suit or proceeding (collectively, a “Claim”) based upon or arising from: (i) any breach by OV of any of its representations, warranties or obligations under this Agreement; (ii) any actual violation by OV of Applicable Laws or any Development of the Product on or prior to the Execution Date; or (iii) any grossly negligent or willful act or omission of OV or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities in connection with this Agreement; provided however that, such indemnity shall not apply to the extent SMERUD has an indemnification obligation pursuant to Section 9.2 for such damages or claims.

(b) Defense. SMERUD shall give OV prompt written notice of any Claim with respect to which OV’s indemnification obligations apply, but any delay or failure of such notice shall not excuse OV’s indemnification obligations except to the extent that OV's legal position is actually and materially prejudiced thereby. OV shall have the right to assume and control the defense and settlement of any Third Party Claim; provided, however, that following conditions must be satisfied: (i) OV must provide to SMERUD written acknowledgement to SMERUD of OV’s obligation to indemnify SMERUD hereunder against Damages that may result from the Third Party Claim, and (ii) SMERUD shall not have given OV written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by SMERUD’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by SMERUD, OV has reasonably demonstrated OV’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. SMERUD shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with OV in the investigation and defense of the Claim.

(c) Settlement. If OV is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then OV shall not settle such Claim without SMERUD's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by OV and (ii) such settlement does not include any finding or admission of a violation by SMERUD, its Affiliates or sublicensees of any Applicable Laws or Third Party's rights.

Section 9.2 Indemnification by SMERUD.

(a) Scope. SMERUD shall indemnify and hold harmless OV and its Affiliates and their respective directors, officers, employees and agents (collectively, the “OV Indemnified Parties”) from and against any and all Damages in connection with any Claim based upon or arising from: (i) any breach by SMERUD or any of its Affiliates of any of SMERUD's representations, warranties or obligations under this Agreement; (ii) any actual violation by SMERUD, any of its Affiliates, or sublicensees of Applicable Laws; (iii) any grossly negligent or willful act or omission of SMERUD, its Affiliates, or sublicensees or assignees or any of their respective employees, consultants, subcontractors or agents relating to the activities in connection with this Agreement; or (iv) Commercialization by SMERUD, its Affiliates, or sublicensees of the Product; provided however that, such indemnity shall not apply to the extent OV has an indemnification obligation pursuant to Section 9.1 for such damages or claims.

(b) Defense. OV shall give SMERUD prompt written notice of any Claim with respect to which SMERUD's indemnification obligations apply, but any delay or failure of such notice shall not excuse SMERUD's indemnification obligations except to the extent that SMERUD's legal position is actually and materially prejudiced thereby. SMERUD shall have the right to assume and control the defense and settlement of any such Claim; provided, however, that following conditions must be satisfied: (i) SMERUD must provide to OV written acknowledgement to OV of SMERUD’s obligation to indemnify OV hereunder against Damages that may result from the Third Party Claim, and (ii) OV shall not have given SMERUD written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by OV’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by OV, SMERUD has reasonably demonstrated SMERUD’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. OV shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with SMERUD in the investigation and defense of the Claim.

(c) Settlement. If SMERUD is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then SMERUD shall not settle such Claim without OV's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by SMERUD and (ii) such settlement does not include any finding or admission of a violation by OV, its Affiliates or sublicensees of any Applicable Laws or Third Party's rights.

Section 9.3 Waiver. Any waiver by an indemnified Party of its rights under this ARTICLE 9 must be set forth expressly and in writing in order to be effective.

Section 9.4 Insurance. Each Party shall maintain insurance with creditworthy insurance companies or self-insure in accordance with Applicable Laws against such risks and in such amounts as are usually maintained or insured against by such Party.

Section 9.5 Limitation of Consequential Damages. Except for (a) Third Party Claims that are subject to indemnification under this ARTICLE 9, (b) claims arising out of a Party’s willful misconduct or (c) a Party’s breach of ARTICLE 5 or ARTICLE 11 or any other confidentiality obligations under this Agreement, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates in connection with this Agreement for any incidental, consequential, special, punitive or other indirect damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

ARTICLE 10

Representations and Warranties

Section 10.1 General Corporate Matters. Each Party hereby represents and warrants to the other Party that:

(a) Organization and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has all requisite power and authority to conduct its business and engage in the transactions provided for in this Agreement.

(b) Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c) Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d) Consents. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein).

(e) Affiliates. Where this Agreement refers to an action or obligation to be undertaken by a Party’s Affiliates, such Party will cause such Affiliates to undertake such obligations or other actions, and such Party will be responsible and liable for any acts or omissions by its Affiliates.

Section 10.2 Intellectual Property Matters. OV hereby represents and warrants to SMERUD that, as of the Execution Date:

(a) Ownership. Except with respect to the agreements described in Section 6.4, OV has sole and exclusive ownership of the OV Intellectual Property. OV has not granted to any Person other than SMERUD a license, covenant not to sue or similar right with respect to any component of the OV Intellectual Property in the Field in the Territory. The OV Intellectual Property in the Field in the Territory are free of any lien, covenant, easement, lease, sublease, option, encumbrance, security interest, mortgage, pledge or claim of any nature, including limitations on transfer or any subordination arrangement in favor of a Third Party. Section 6.4 describes a complete and accurate list of all agreements under which OV or any of its Affiliates has obtained a license or sublicense rights, covenant not to sue or similar right with respect to any component of the OV Intellectual Property to which OV or any of its Affiliates is a party as of the Execution Date, as further specified in such Schedule (including any sublicense or other arrangement between OV and any Affiliate, the “OV In-Licenses”). OV and its Affiliates are not in breach (and as a result of the delivery and execution of this Agreement will not be in breach) of any OV In-Licenses pursuant to which OV and/or its Affiliates receive a license, sublicense, covenant not to sue or similar right with respect to any OV Intellectual Property.

(b) Patents. Schedule 2 sets forth a complete and correct list of all OV Patents owned or otherwise Controlled by OV and its Affiliates, and, except as set forth on Schedule 2, OV, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the OV Patents listed on Schedule 2 (as updated from time to time) and the related Know-How. To its Knowledge, the OV Patents are valid and enforceable and none of the OV Patents are currently involved in any court, administrative, interference, reissue, re- examination, cancellation or opposition proceedings, and neither OV nor any of its Affiliates has received any written notice from any Third Party of such actual or threatened proceedings or challenge.

(c) No Additional IP. To OV’s Knowledge, there is no intellectual property right, in particular no OV Patents, owned by or licensed to OV or its Affiliates other than the OV Intellectual Property, that are necessary for SMERUD or its Affiliates and sublicensees to Develop and Commercialize the Product as set forth herein.

(d) Third Party Obligations. Other than the agreements described in Section 6.4, OV and its Affiliates are not subject to any milestone, royalty or other payment obligations to Third Parties as a result of the execution or performance of this Agreement. The Parties understand and agree that OV and/or its Affiliates shall remain solely responsible for any milestone, royalty or other payment obligations pursuant to the agreements described in Section 6.4 or payable as a result of execution or performance of this Agreement.

(e) Data and Information. OV has furnished or made available to SMERUD all material information that is in OV’s or its Affiliates’ possession concerning the OV Intellectual Property and Product relevant to the safety, efficacy, or CMC data thereof, and all Regulatory Documentation, Data and other correspondence with Regulatory Authorities relating to the Licensed Assets, and to OV’s Knowledge, such information is accurate, complete and true in all material respects.

(f) Non-Infringement. As of the Execution Date and to OV’s Knowledge, the use, manufacture, marketing, sale, promotion, importation, distribution and commercialization of the Licensed Drugs in the Field in the Territory does not infringe, violate or misappropriate the intellectual property rights of any Person.

(g) IP Claims. As of the Execution Date, no Person has made, nor has OV received, nor to the Knowledge of OV has any Person threatened, any written or oral, claim of ownership, inventorship or Patent infringement, or any other claim of intellectual property misappropriation or violation, from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of OV or any predecessor) with respect to the OV Intellectual Property, or initiated a lawsuit against OV, in any case (i) challenging the ownership, validity or enforceability of any of the OV Intellectual Property in the Field in the Territory, (ii) alleging that the license, use or practice of them infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such use or practice. OV has no knowledge that any Person intends to assert such a claim or initiate such a lawsuit, or that any Person has a valid basis to do so.

(h) Claims. There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to OV’s Knowledge, threatened against OV, nor is OV a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of OV to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the OV Intellectual Property, or OV’s Control thereof, or the Product.

(i)   Infringement by Others. As of the Execution Date and to the knowledge of OV, OV has no reason to believe that any Person has infringed, violated or misappropriated any of the OV Intellectual Property in the Field in the Territory.

Section 10.3 OV Covenants.

(a) OV will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any OV Intellectual Property (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any OV Intellectual Property, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness). For the avoidance of doubt, this Section 10.3(a) covers OV Intellectual Property to the extent it is necessary or useful to Develop, Manufacture, or Commercialize the Licensed Drugs in the Field in the Territory.

(b) Neither OV nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement, transfer ownership of the OV Intellectual Property, or OV’s interest in the Joint Intellectual Property, or obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that restricts, limits, or encumbers the rights granted to SMERUD under this Agreement.

(c) OV will not transfer any OV Intellectual Property to any entity other than a wholly- owned subsidiary, and OV shall either (i) cause any such subsidiary to remain a wholly-owned subsidiary or (ii) prior to the date any such subsidiary is no longer wholly-owned by OV, cause any such subsidiary to transfer back all rights with respect to any OV Intellectual Property that such entity owns or otherwise Controls.

Section 10.4 SMERUD Covenants. SMERUD shall, and shall cause its Affiliates and sublicensees to, perform all of its obligations under this Agreement, and shall comply in all material respects with all Applicable Laws in the marketing, distribution and sale of the Product and shall cause its Affiliates and sublicensees and assignees to perform and comply as well. SMERUD’s specifications for the text (including any trademarks, logos or other graphics) for all marketing material used in connection with Product, and any such marketing material for the Licensed Assets provided by SMERUD or its designee, shall be true and accurate in all respects, comply in all material respects with all Applicable Laws and not infringe or otherwise violate the intellectual property of any person.

Section 10.5 Term Obligations. SMERUD and OV will have the additional obligations during the Term of this Agreement more specifically set forth in Schedule 10.5.

ARTICLE 11

Confidentiality and Publicity

Section 11.1 Confidentiality. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this Section 11.1. The provisions of this Section 11.1 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates). Each Party shall advise its agents and representatives of the requirements of this Section 12.1 and shall be responsible to ensure their compliance with such provisions.

(a) Definition of Confidential Information. For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party or its Affiliates furnish to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a person who is not in default of any confidentiality obligation to the disclosing Party, (iv) is independently developed by or on behalf of the recipient without reliance on the Confidential Information received hereunder. The contents of this Agreement shall be deemed to be Confidential Information of each Party. For clarity, Confidential Information shall not include clinical data contained in clinical reports that are not permitted under Applicable Laws to be redacted.

(b) Treatment of Confidential Information. The recipient of Confidential Information shall (i) use such Confidential Information solely and exclusively in connection with the discharge of its obligations under this Agreement and (ii) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its and/or its Affiliates’ agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed. Notwithstanding the foregoing, if the recipient of Confidential Information becomes legally compelled to disclose any Confidential Information in order to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction, the recipient shall (x) provide prompt written notice to the disclosing Party, to the extent legally permissible, so that the disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 11.1; and (y)   disclose only the portion of Confidential Information that is legally required to furnish; provided that, in connection with such disclosure, the recipient shall use Commercially Reasonable Efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information. If any Party is required to file this Agreement with any Governmental Authority, such Party shall redact the terms of this Agreement to the extent possible in order to keep particularly sensitive provisions confidential.

(c) Return and Destruction. Upon the termination or expiration of this Agreement, upon the request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or destroy the same and certify in writing that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by the receiving Party. Notwithstanding the foregoing, legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 11.1.

(d) Term of Obligation. The obligations under this Section 11.1 shall remain in effect from the date hereof through the seventh (7th) anniversary of the expiration or termination of this Agreement.

(e) Prior Agreements. The provisions of this Section 11.1 shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby.

Section 11.2 Publicity. Upon or following the Execution Date, the Parties shall issue the press release attached hereto as Exhibit C. Neither Party shall issue any other press release or public disclosure including the name of the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent shall not be required in connection with disclosures (a) required by Applicable Law, (b) relating to previously disclosed information, and (c) expressly authorized by Section 11.1. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement.

ARTICLE 12

Record-keeping and Audits

Section 12.1 Records Retention. SMERUD and its Affiliates shall maintain reasonably detailed records of Net Sales, and any other information reasonably necessary for the calculation of payments to be made to OV pursuant to this Agreement. SMERUD shall be fully responsible for its Affiliates retention obligations herein. Each Party shall maintain reasonably detailed records of any information necessary to comply with Applicable Laws or this Agreement. SMERUD and its Affiliates shall maintain its sales records for at least three (3) years following the date of sale.

Section 12.2 Audit Request.

(a) Audit Team. Each Party may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article 11.

(b) Limitations. In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) calendar years prior to the Calendar Year in which the audit request is made.

(c) Audit Notice. In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d) Payments. If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest at a rate per annum equal to the lesser of the three (3) month LIBOR (but no less than zero percent (0%)) plus five percent (5%), as reported by The Wall Street Journal) to the underpaid or overcharged Party within forty-five (45) days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of five percent (5%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within forty-five (45) days after receiving appropriate invoices and other support for such audit-related costs.

(e) Definitions. For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

(f) Any information received by a Party pursuant to this Section 12.2 shall be deemed to be Confidential Information for purposes of Section 11.1. Such information shall be used solely for the purpose for which the audit was conducted.

ARTICLE 13

Term and Termination

Section 13.1 Term. This Agreement shall become effective as of the Execution Date and shall continue in full force and effect on a product-by-product and country-by-country basis until the expiration of the applicable Royalty Term (the “Term”).

Section 13.2 Rights of Termination.

(a) Termination for Material Breach. In the event that a Party commits a material breach of its overall obligations under this Agreement in a manner that fundamentally frustrates the purpose of this Agreement (other than payment obligations), taken as a whole, and such material breach of its overall obligations is not cured within ninety (90) days (or such other time period as mutually agreed by the Parties), after such Party receives written notice from the non- breaching Party, which notice shall specify the nature of the breach and demand its cure, the non- breaching Party may terminate this Agreement in its entirety upon written notice to the breaching Party.

(i) Notwithstanding the foregoing, if a material breach is not susceptible to cure within the cure period specified in Section 13.2(a), the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (i) the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, (ii) such plan is reasonably acceptable to the non-breaching Party and (iii) the breaching Party commits to and does carry out such plan; provided, however, that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the non-breaching Party’s right to terminate extend beyond (30) days after the original cure period.

(ii)   Notwithstanding the foregoing, if either Party is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then the other Party’s right to terminate this Agreement shall be tolled for so long as such dispute resolution procedures are being pursued by the allegedly breaching Party in good faith and, if it is finally and conclusively determined that the allegedly breaching Party is in material breach, then the breaching Party shall have the right to cure such material breach after such determination within the cure period provided above in this Section 13.2(a).

(b) Termination for Non-Performance. In the event that SMERUD is failing to perform its obligations under the Clinical Development Plan, OV may terminate this Agreement in its entirety, in its sole discretion, upon at least ninety (90) days prior written notice to SMERUD.

(c) Termination for Convenience. Prior to its expiration, SMERUD may terminate this Agreement in its entirety, in its sole discretion, at any time upon at least one hundred and twenty (120) days prior written notice to OV for any reason.

(d) Termination for Failure to Obtain Funding. In the event SMERUD fails to secure financing pursuant to Section 2.4, either Party may terminate this Agreement in its entirety effective immediately upon prior written notice to the other Party. If this Agreement is terminated pursuant to this Section 13.2(d), OV will remain responsible for all outstanding payments for the Prior Work, as per Schedule 6.1. Such Prior Work shall be paid by OV to SMERUD no later than ten (10) Business Days after either Party has terminated this Agreement under this clause.

(e) SMERUD Right of Termination for Safety Reasons. Notwithstanding anything to the contrary in this Agreement, SMERUD shall have the right to terminate this Agreement upon thirty (30) days written notice in the event that:

(i) a competent Regulatory Authority in a Major Country prohibits the further clinical use of the Product in the applicable country or regulatory jurisdiction within the Territory under 21 C.F.R. § 312.44 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States); or

(ii) a clinical hold imposed by a competent Regulatory Authority in a Major Country relating to the Product is definitively converted to “inactive status” by such Regulatory Authority under 21 C.F.R. § 312.45 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States), despite SMERUD’s use of Commercially Reasonable Efforts to eliminate such clinical hold.

(f) Bankruptcy. This Agreement may be terminated by written notice by a Party at any time during the Term if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or other Insolvency Event or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make a general assignment for the benefit of its creditors.

(g) Failure of OV to Make Payments. SMERUD shall have the right to terminate this Agreement if OV fails to make the following payments, for prior work that does not relate to EuroStars grant programs and that is outside the scope of this Agreement (including as referenced in Schedule 6.1): (1) [***]by or before July 1, 2020; [***]by or before August 1, 2020; and (3) [***] by or before August 1, 2020. The payment, by OV, of the amounts under this subsection (g) shall be deemed payment-in-full of any and all invoiced and/or accrued but not invoiced prior work by SMERUD for any and all work referenced in this subsection.

Section 13.3 Surviving Rights and Obligations. Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination. Except as otherwise expressly provided, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination. If a license to intellectual property rights survives expiration or termination, the licensor Party promptly shall provide to the licensee Party (to the extent it has not previously done so) all proprietary information reasonably useful or necessary for the licensee Party to exploit such license, including reasonable technical assistance; provided that such proprietary information shall remain subject to Section 12.1 so long as it is possessed by other Party. The termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the forgoing, the provisions of Articles 1, 6.1, 6.4, 9, 11, 12, and 13, and Sections 14.2, 14.3, 14.6, and 14.7 shall survive the termination of this Agreement.

Section 13.4 Effect of Expiration or Termination; Remaining Inventory.

(a) Upon expiration or termination of this Agreement, neither Party shall have any further rights or obligations hereunder in the Territory except pursuant to provisions that expressly survive such expiration or termination (including, for the avoidance of doubt, this Section 13.4).

(b) After expiration (but not after early termination) of this Agreement pursuant to Section 14.1, the rights and licenses granted by OV to SMERUD under this Agreement to Develop, Manufacture and Commercialize the Product in the Field throughout the Territory shall convert to irrevocable, exclusive, royalty-free, fully paid-up, non-terminable rights and licenses, with the right to grant sublicenses (through multiple tiers).

(c) In the event of any (A) termination by OV pursuant to 13.2(a) or 13.2(b) or (B) termination by SMERUD pursuant to Section 13.2(c), any and all rights of SMERUD under Article 2 shall cease to exist. All rights and licenses granted by OV to SMERUD under this Agreement to Develop, Manufacture and Commercialize the Product in the Field throughout the Territory shall revert to OV.

(d) In the event that OV fails to secure the 2BBB license amendment referenced in Section 6.4 above, resulting in a termination of 2X-111 license rights under this Agreement by either Party, OV will remain responsible for thirty five percent (35%) of all outstanding payments for the Prior Work, as per Schedule 6.1, or shall have the option to instead assign to SMERUD all rights in and to 2X-111 in lieu of such payment. Such payment or assignment by OV to SMERUD under this clause shall be made no later than ten (10) Business Days after either Party has terminated the 2X-111 license rights under this clause of this Agreement.

ARTICLE 14

Miscellaneous

Section 14.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto, as of the Execution Date. This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.

Section 14.2 Governing Law. Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of Sweden, without regard to the conflicts of law principles thereof. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980. The Parties agree to the exclusive jurisdiction of competent courts in Stockholm, Sweden.

Section 14.3 Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute or claim between them arising out of or relating to this Agreement (“Dispute”) promptly by negotiations between executives or other representatives of the Parties with authority to resolve the Dispute. If a Dispute should arise, such representatives shall confer in person or by telephone at least once and attempt to resolve the matter. Such conference shall take place within ten (10) days of a written request therefor at a mutually agreed time and location (if the conference shall be in person).

If the Dispute is not settled within thirty (30) days of the conference or time to confer described above, either Party may submit the Dispute for arbitration. The Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”). The place of the arbitration shall be Stockholm, Sweden. The language of the arbitration shall be English. There shall be three (3) arbitrators, one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third of whom shall be appointed by the ICC. The arbitrator appointed by the ICC shall act as the chairperson of the arbitrating body. The arbitrators shall decide the matters in the Dispute in accordance with the laws of the Kingdom of Sweden, without reference to the conflict of laws rules thereof or the United Nations Convention on Contracts for the International Sale of Goods.

The arbitration shall be commenced and shall proceed according to the Rules, except as otherwise provided herein. Any Confidential Information disclosed in the arbitration shall be subject to the confidentiality provisions of this Agreement. Any time period specified in the Rules shall be extended or accelerated upon the Parties' written agreement. At the request of either Party, all time periods specified in the Rules may, at the discretion of the arbitrators, be accelerated or extended to the extent necessary to comply with the timetables specified in the Rules or for the reasonable management of the arbitration.

The procedures specified in this Section 14.3 shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that a Party may, in addition or as an alternative to seeking interim relief from the ICC, seek injunctive or other provisional judicial relief in any court of competent jurisdiction if in its reasonable judgment such action is necessary to avoid irreparable harm or to preserve the status quo. Each Party to this Agreement hereby irrevocably submits to the exclusive jurisdiction and venue of the courts located in Stockholm, Sweden, (the “Courts”), for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or such award (other than appeals therefrom). In any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award, the courts of Stockholm shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum; and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party. Both Parties hereby irrevocably waive the right to a trial by jury for any and all actions, suits or proceedings related to, based upon or in connection with this Agreement or the subject matter hereof.

The decision of the arbitrators shall be final and binding on all Parties to the arbitration. Judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction over the Party against whom enforcement is sought. Each of the Parties hereby consents, for the benefit of the other Party, to the service of process by certified or registered mail or by an express delivery service providing a return receipt at its address set forth for notices herein.

While the procedures set forth above are being followed, the Parties shall continue to perform their respective obligations under this Agreement. Each Party shall bear its own costs and fees, including attorneys' fees and expenses, in connection with the arbitration, except that the arbitrators shall be empowered to assess costs and fees against any Party who the arbitrators find to have acted in bad faith or to have maintained a frivolous position in the arbitration.

Section 14.4 Partial Illegality. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

Section 14.5 Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

Section 14.6 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 14.6, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or with a hard copy to follow via mail or express courier service, or by email upon confirmed delivery sent by the recipient in return in accordance with this Section 14.6.

To OV:	Oncology Venture A/S

Venlighedsvej 1

DK-2970 Hoersholm, Denmark

Attention: Steven Carchedi, CEO

Email: sc@oncologyventure.com

With a copy to (not constituting notice):

Dechert LLP

1900 K Street, NW

Washington D.C. 20006

Tel number: (202) 261-3440

Attention: David E. Schulman

Email: david.schulman@dechert.com

To SMERUD	Smerud Medical Research International AS

[P.O. Box 81

Skøyen, N-0212 Oslo, Norway]

Attention: Knut Smerud, CEO

Email: knut.smerud@smerud.com

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, ten (10) Business Days after posting, (c) if delivered by express courier service, three (3) Business Days in the jurisdiction of the recipient, or (d) if sent by email, the date indicated as being sent in the recipient’s email browser.

Section 14.7 Limitation on Liability. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9 FOR LIABILITY OWED TO THIRD PARTIES.

Section 14.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 14.9 Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

Section 14.10 Injunctive Relief. The Parties acknowledge and agree that, in addition to any other remedies available in law or equity, either Party shall be entitled to temporary and permanent injunctive relief in the event of a breach under this Agreement.

Section 14.11 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 14.12 Assignment. A Party shall not have the right to assign, by operation of law or otherwise, any of its rights or obligations under this Agreement to a Third Party without the prior written consent of the other Party, which shall not be unreasonably withheld, except that SMERUD shall be permitted, without any need for OV's consent, to assign any of its rights and/or obligations hereunder in whole or in part to its Affiliates, provided that SMERUD remains liable for the performance of its obligations hereunder. For clarity, OV shall not withhold approval if the Third Party (y) has revenues of at least USD $100 million per year or a listed public market capitalization of at least USD $400 million and (z) undertakes to assume all SMERUD’s obligations to OV under this Agreement. Any assignment not in accordance with this Section 14.12 shall be void. Notwithstanding the foregoing, the Parties understand and agree that OV shall be entitled to assign this Agreement in its entirety to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets (provided that all of the OV Intellectual Property is included in such merger, consolidation, or sale) or that portion of its business pertaining to the subject matter of this Agreement, without any need for SMERUD’s consent.

Section 14.13 Relationship of Parties. Each Party to this Agreement is an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. Employees and agents of one Party are not employees or agents of the other Party, shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation.

Section 14.14 Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving prior written notice to the other Party, from such performance to the extent of such prevention, restriction or interference, provided that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. If the Force Majeure conditions prevent performance completely and such prevention continues for more than one hundred and eighty days (180) days, then the Parties shall attempt to negotiate a mutually acceptable compromise within the spirit and intent of this Agreement. If they are unable to reach a mutually acceptable compromise within ninety (90) days and if performance is still completely prevented at the end of that time, then the Party who is not affected by the Force Majeure conditions shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement with immediate effect.

Section 14.15 Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 14.16 Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns, and Affiliates.

Section 14.17 Expenses. Except as expressly provided herein (including with respect to the allocation of Out-of-Pocket Costs), each of SMERUD and OV agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it and its Affiliates incident to the preparation, execution and delivery by it of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts, consultants and employees employed by such party in connection with the preparation, execution and delivery by it of this Agreement and with the performance of its obligations contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

Execution Copy

The Parties have executed this Agreement as of the Execution Date to evidence their agreement to the terms and provisions set forth herein.

Oncology Venture A/S

By:
Name:	Steve Carchedi Title:
Date:	CEO

Smerud Medical Research International AS

By:
Name:	Knut Smerud
Title:	CEO

Date:

[Signature Page to Exclusive License Agreement]

Execution Copy

EXHIBIT A

Clinical Development Plan

[***]

EXHIBIT B

Products and DRP Biomarkers

[***]

Execution Copy

EXHIBIT C

Press Release

SCHEDULE 1

Major Countries

United States

European Union

Japan

South Korea

China

SCHEDULE 2

Patents

Execution Copy

SCHEDULE 3.6

Manufacturing

Provided that SMERUD secures the required funding under Section 2.4 above, OV will transfer ownership to SMERUD of the OV manufacturing equipment located at Alidac at no cost:

●	Avestin Extruder and spare parts

●	Minus 70C freezer

●	3x 10L and 2x20L pressure vessels

Execution Copy

SCHEDULE 6.1

Prior Work

[***]

Execution Copy

SCHEDULE 10.5

Term Obligations

[***]